ADDENDUM DATED MAY 19, 2017 TO THE

BRAND LICENSE AGREEMENT

made by and between

WORLD TRADITIONAL FUDOKAN

SHOTOKAN KARATE-DO FEDERATION

and

HPIL HOLDING

ON

December 29, 2014

This Agreement contains confidential information that has been redacted pursuant to a request for confidential treatment. The redacted information is being filed separately with the Securities and Exchange Commission.

WHEREAS the Licensor, the WORLD TRADITIONAL FUDOKAN SHOTOKAN KARATE-DO FEDERATION runs the WTFSKF World Karate Championship every year.

WHEREAS the Licensor, the WORLD TRADITIONAL FUDOKAN SHOTOKAN KARATE-DO FEDERATION has an International Karate Gasshuku every year.

WHEREAS the Licensee, HPIL HOLDING, will sponsor both these events every year.

WHEREAS the Licensor, grants to the Licensee, specifically, the exclusive use of its “Licensed Brand and Trademarks” and its “Licensed Products” and the exclusive “Sponsorship” of the two events and, in general, the exclusive sponsorship of any such similar event,  from year to year, during the term of the Brand License Agreement.

The Licensee as a Sponsor is committed to the development of Licensor’s products, programs and projects, and shall have through the payment of its contribution, hereinunder indicated,  the exclusive right to the broadcast of a radio or television or internet broadcast of these events. Licensee shall share, after expenses, its profits  on an ****   with the WTFSKF.

Licensee shall pay the following on an annual basis, beginning in 2017, during the term of the agreement, the following to Licensor, on dates to be determined by mutual agreement:

**** Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.

1)     Euro ****  for the World Karate Championship, payment shall be made *** days before the beginning of the event.

2)     Euro ****  for the International Karate Gasshuku, payment  shall be made **** days before the beginning of the event.

3)     Swiss Francs **** Annual fee for the (IOC) Membership (International Olympic Committee  membership) to be paid by **** of each year.

4)     Swiss Francs **** for expenses and taxes, payment shall be made until the ****  each Year.

These expenses may be changed, within reason, on an annual basis, through mutual agreement between parties.

In addition Licensee shall pay on a onetime basis the sum of US$**** to the Licensor for effective implementation of this agreement. This sum shall be paid within **** days of the signing of this addendum. If payment is not made within ****days of the signing date of this addendum and additional sum of US$ **** shall be payable and the entire amount of US$****shall be paid within **** days of the signing of this addendum. If payment is not received as per this addendum, this agreement is subject to immediate cancellation.

In addition to the International Chamber of Commerce in Paris France, both parties may at their option elect to mediation and arbitration under the Tribunal Arbitral du Sport (TAS) also known as the Court of Arbitration for Sport (CAS) at their offices in New York, USA. Both parties elect to first subject a dispute to mediation at the TAS / CSA and only then proceed to arbitration.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Addendum as of the date set forth above.

World Traditional Fudokan Shotokan

Karate-Do Federation, a company

organized under the laws of Switzerland.

(the “Licensor”)

By:      /s/ Ionel Bara

Its:       President and CEO             _

Date:    19.05.2017         ___________

HPIL Holding, a Nevada (USA) corporation.

(the “Licensee”)

By:      /s/ Nitin Amersey                                 ___

Its:      Chief Financial Officer                           _

Date:   19.05.2017         ___________